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                                                                   Exhibit 10(x)

                             Severance Pay Plan for
                     Key Employees of Cleveland-Cliffs Inc
                     -------------------------------------

1. GENERAL STATEMENT OF PURPOSE. With the high level of corporate acquisition and restructuring activity over the past several years, employees are understandably concerned about their careers and their personal financial security. As a result, even rumors of acquisitions and restructuring cause employees to consider major career changes in an effort to assure financial security for themselves and their families.

     This Severance Pay Plan for Key Employees of Cleveland-Cliffs Inc (the "Plan") is designed to assure fair treatment of Key Employees (as defined below) in the event of a Change of Control (as defined below). In such circumstances, it would permit Key Employees to make critical career decisions in an atmosphere free of time pressure and financial uncertainty, increasing their willingness to remain with Cleveland-Cliffs Inc ("Cleveland-Cliffs") notwithstanding the outcome of a possible Change of Control transaction.

2. EFFECTIVE AND TERMINATION DATES. This Plan shall be effective as of February 1, 1992 (the "Effective Date"). The Plan will automatically terminate on January 1, 1995 (the "Termination Date"), if there has been no Change of Control of Cleveland-Cliffs prior to such date.

3.   DEFINITIONS.

     a. Average Incentive Pay. The term "Average Incentive Pay" shall mean an amount which is the greater of (1) the average amount of Incentive Pay awarded to the Key Employee for the three calendar years immediately prior to the Key Employee's termination of employment, or (2) the amount of the most recent award of Incentive Pay.

     b. Base Salary. The term "Base Salary" shall mean, with respect to each Key Employee, the annual base compensation of such Key Employee at the rate in effect immediately prior to the Change of Control, or at such higher rate as may be in effect immediately prior to the Key Employee's termination of employment.

     c. Change of Control. The term "Change of Control" shall mean the occurrence of any of the following events:

          (1) Cleveland-Cliffs shall merge into itself, or be merged or consolidated with, another corporation and as a result of such merger or consolidation less than
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          70% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Cleveland-Cliffs as the same shall have existed immediately prior to such merger or consolidation;

          (2) Cleveland-Cliffs shall sell or transfer to one or more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets accounted for on the Statement of Consolidated Financial Position of Cleveland-Cliffs as "properties" or "investments in associated companies" (or such replacements for these accounts as may be adopted from time to time) unless by an affirmative vote of two-thirds of the members of the Board of Directors, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this instrument;

          (3) A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934) of 30% or more of the outstanding voting securities of Cleveland-Cliffs (whether directly or indirectly); or

          (4) During any period of three consecutive years, including, without limitation, the year 1991, individuals who at the beginning of any such period constitute the Board of Directors of Cleveland-Cliffs cease, for any reason, to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of Cleveland-Cliffs, of each Director first elected during any such period was approved by a vote of at least one-third of the Directors of Cleveland-Cliffs who are Directors of Cleveland-Cliffs on the date of the beginning of any such period.

     d. Committee. The term "Committee" shall mean the Compensation Committee of the Board of Directors of Cleveland-Cliffs.

     e. Company. The term "Company" shall mean, with respect to a Key Employee, Cleveland-Cliffs or the Selected Affiliate which pays such Key Employee's compensation.

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     f.   For Cause. The term "For Cause" shall mean an act that is materially inimical to the best interests of the Company and that constitutes on the part of the Key Employee common law fraud, a felony, or other gross malfeasance of duty.

     g. Incentive Pay. The term "Incentive Pay" shall mean the annual compensation and awards allocated to a Key Employee pursuant to any incentive compensation plans and arrangements of the Company including, but not limited to, the Incentive Bonus Plan and the 1987 Incentive Equity Plan.

     h. Industry Service and Credited Years of Industry Service. The term "Industry Service" shall mean professionally related service, prior to the Key Employee's employment by the Company, by a Key Employee as an employee within the iron and steel industry or an industry to which such Key Employee's position with the Company relates. A Key Employee shall be given credit for one year of Industry Service for every two years of service with the Company, as designated in the case of each Key Employee in writing by, or in minutes of the actions of, the Committee, and such years of credited Industry Service shall be defined as "Credited Years of Industry Service".

     i. Key Employee. The term "Key Employee" shall mean any employee of the Company who, at the time of the Change of Control, holds a position as
          (1) a Senior Vice President, Vice President or Secretary of Cleveland-Cliffs, or (2) a mine manager. Notwithstanding the foregoing, employees who would otherwise be Key Employees shall not be Key Employees for purposes of this Plan if they have entered into an Employment Agreement or similar arrangement with the Company providing for the payment of severance compensation in specified circumstances following a Change of Control. In addition, Key Employee shall include such other employees of the Company as shall be designated in writing by, or in minutes of the actions of, the Committee.

     j. Selected Affiliate. The term "Selected Affiliate" means (1) any corporation in an unbroken chain of corporations beginning with Cleveland-Cliffs if each of the corporations other than the last corporation in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other corporations, or (2) any partnership or joint venture in which one or more of such corporations is a partner or venturer, each of which shall be selected by the Committee.


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     k.   Supplemental Retirement Plan or SRP. The term "Supplemental Retirement
          Plan" or "SRP" shall mean the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (As Amended and Restated Effective January 1,
          1991).

4.   ELIGIBILITY UNDER THIS PLAN.

     a. Subject to the limitations described below, this Plan applies to Key Employees who are employed on the date that a Change of Control occurs. The Company reserves the right, at any time prior to the occurrence of a Change of Control, to amend, modify, change or terminate this Plan with or without notice or any liability to Key Employees. This Plan shall not be amended, modified, changed or terminated after the occurrence of a Change of Control without the written consent of each Key Employee.

     b. A Key Employee will be eligible for Severance Compensation and other benefits under this Plan if, within three years after the occurrence of a Change of Control:

          (1) The Key Employee's employment with the Company is terminated by the Company other than For Cause.

          (2) The Key Employee voluntarily terminates his or her employment with the Company following the occurrence of any of the following events:

               (i) The failure to elect, reelect or otherwise maintain the Key Employee in the office or position in the Company which the Key Employee held immediately prior to the Change of Control;

               (ii) A reduction in the Key Employee's Base Salary in effect immediately prior to the Change of Control, or a reduction in the Key Employee's opportunity for Incentive Pay (including, but not limited to, a reduction in the target bonus percentage applicable to the Key Employee immediately prior to the Change of Control) or a reduction or termination of any benefits described in Section 5.b. hereof to which the Key Employee was entitled immediately prior to the Change of Control;

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              (iii) A determination by the Key Employee made in good faith that as a result of the Change of Control and a change in circumstances thereafter significantly affecting his or her position, including without limitation a change in the scope of the business or other activities for which he or she was responsible immediately prior to the Change of Control, he or she has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Key Employee immediately prior to the Change of Control;

              (iv) The liquidation, dissolution, merger, consolidation or reorganization of Cleveland-Cliffs or the transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Plan pursuant to Section 15 hereof; or

               (v) The Company relocates its principal executive offices, requires the Key Employee to change his or her principal location of work to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or requires the Key Employee to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change of Control, without, in any case, his or her prior written consent.

5.   SEVERANCE COMPENSATION.

     a.   Severance Pay. Each Key Employee who is terminated in accordance with
          Section 4.b. shall, within five business days after such termination:


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     (1)  Receive severance pay from the Company in a lump sum payment (the
          "Severance Payment") in an amount equal to the present value (using a discount rate prescribed for purposes of valuation computations under
          Section 280G of the Internal Revenue Code of 1986 as amended (the "Code") or any successor provision thereto or if no such rate is so prescribed, a rate equal to the then applicable interest rate prescribed by the Pension Benefit Guaranty Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate") equivalent to:

          (i) For a Key Employee who is a corporate officer of Cleveland-Cliffs at the senior vice presidential level or higher, the sum of his or her Base Salary multiplied by two plus his or her Average Incentive Pay multiplied by two.

          (ii) For a Key Employee other than one described in subparagraph a.(1)(i) of this Section 5, the sum of his or her Base Salary multiplied by one plus his or her Average Incentive Pay multiplied by one.

     (2) Receive from the Company a lump sum payment (the "SRP Payment") in an amount equal to the sum of the future pension benefits (converted to a lump sum of actuarial equivalence) which the Key Employee would have been entitled to receive under the SRP, as the same may be further amended prior to a Change of Control and as modified by Section 6 hereof (assuming Base Salary at the rate in effect immediately prior to the termination of employment and Incentive Pay equivalent to the amount of Average Incentive Pay), if the Key Employee had remained in the full-time employment of the Company until the expiration of the third anniversary of the occurrence of the Change of Control.

          The calculation of the SRP Payment and its actuarial equivalence shall be made as of the date the Key Employee is terminated. The lump sum of actuarial equivalence shall be calculated as of the third anniversary of the occurrence of the Change of Control using the assumptions and factors used in the SRP, and such sums shall be discounted to the date of payment using the Discount Rate.


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          Payment of the SRP Payment by the Company shall be deemed to be a satisfaction of all obligations of the Company to the Key Employee under the SRP.

b. Health and Life Benefits. Each Key Employee who is terminated in accordance with Section 4.b., and his or her eligible dependents, will receive continued health and life insurance benefits as follows:

     (1) A Key Employee described in Section 5.a.(1)(i) will be covered under the health and life insurance plans that covered him or her immediately before the date of termination until the earlier of (i) the expiration of the second anniversary of the date of termination, or (ii) the date upon which the Key Employee becomes eligible for health and life insurance benefits as a result of subsequent employment.

     (2) A Key Employee described in Section 5.a.(1)(ii) will be covered under the health and life insurance plans that covered him or her immediately before the date of termination until the earlier of (i) the expiration of the first anniversary of the date of termination or
          (ii) the date upon which the Key Employee becomes eligible for health and life insurance benefits as a result of subsequent employment.

c. Welfare Benefit Continuation Following Termination. Each Key Employee who is terminated in accordance with Section 4.b. hereof shall, upon the earlier to occur of (1) the date upon which the Key Employee would have otherwise reached 30 years of continuous service with the Company but for his or her termination of employment after the Change of Control, or (2) the date upon which the sum of the Key Employee's years of continuous service with the Company that the Key Employee would have attained as of the third anniversary of the Change of Control (but for his or her termination of employment) and the Key Employee's Credited Years of Industry Service (as defined in Section 3.h. hereof), is equal to 30 years, receive the following post-retirement welfare benefits:

          (i) medical, hospital, surgical and prescription drug coverage, equivalent to that presently furnished by the Company to officers who retire after January 1, 1990 for the lifetime of the Key Employee and the lifetime of his or her spouse, and to the Key Employee's eligible dependents for their periods of eligibility, through insurance or otherwise;

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          (ii) life insurance on the Key Employee, to the Key Employee during his or her retirement, equivalent to that presently furnished by the Company to officers who retire after January 1, 1990; and

         (iii) without otherwise limiting the purposes or effect of this
               Section 5.c. hereof, welfare benefits payable to the Key Employee or his or her spouse or dependents pursuant to this Section 5.c. shall be reduced to the extent comparable welfare benefits are payable pursuant to Section 5.b. hereof or are actually received by the Key Employee or his or her spouse or dependents from another employer of the Key Employee.

     d. Stock Options and Restricted Stock. Upon a Key Employee's termination in accordance with Section 4.b., all stock options granted under the 1979 Restricted Stock Plan, the 1987 Incentive Equity Plan, the 1992 Incentive Equity Plan, or any successor plan or similar plan, shall be vested, and the restrictions on any restricted stock awarded under the 1979 Restricted Stock Plan, the 1987 Incentive Equity Plan, the 1992 Incentive Equity Plan, or any successor plan or similar plan, shall be released.

     e. Outplacement Counseling. Each Key Employee who is terminated in accordance with Section 4.b. shall be reimbursed by the Company for reasonable expenses incurred for outplacement counseling (1) which are pre-approved by Cleveland-Cliffs Chief Human Resources Officer, (2) which do not exceed 15% of the Key Employee's Base Salary, and (3) which are incurred by the Key Employee within six months following such termination.

     f. Calculation. The calculation of all payments of compensation and other benefits to be provided to each affected Key Employee under this Plan shall be made by Hewitt Associates ("Hewitt"), or such other actuarial firm selected by Cleveland-Cliffs' independent accountants and satisfactory to each affected Key Employee. The Company shall provide to such actuarial firm all information requested by such actuarial firm as necessary for or helpful to it to make the calculations hereunder.

6. SUPPLEMENTAL RETIREMENT BENEFIT PLAN. The Company hereby waives the discretionary right, at any time subsequent to the date of a Change of Control, to amend or terminate the SRP as to the Key Employee as provided in paragraph 8


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     thereof or to terminate the rights of the Key Employee or his or her beneficiary under the SRP in the event the Key Employee engages in a competitive business as provided in any plan or arrangement between the Company and the Key Employee, including but not limited to, provisions of paragraph 4 of the SRP, or any similar provisions of any such plan or arrangement or other plan or arrangement supplementing or superseding the same. The Company agrees that in consideration for each Key Employee's continuing to perform services for the Company, this Section 6 shall constitute a "Supplemental Agreement", as defined in paragraph 1.K of the SRP, between the Company and each such Key Employee. If, within three years after the occurrence of a Change of Control, (1) the Company shall terminate the Key Employee's employment other than For Cause, or (2) the Key Employee shall terminate his or her employment pursuant to Section 4.b.(2) hereof, for purposes of computing the Key Employee's period of continuous service and of calculating and paying his or her benefit under the SRP:

     a. The Key Employee shall be credited with years of continuous service at the time of his or her termination of employment with the Company (by death or otherwise) equal to the number of years of continuous service he or she would have had if he or she had continued his or her employment with the Company until the expiration of the third anniversary of the occurrence of the Change of Control, and had he or she attained his or her chronological age at the expiration of the third anniversary of the occurrence of the Change of Control. In addition, the Key Employee shall be eligible for a 30-year pension benefit based upon his or her years of continuous service as computed under the preceding sentence. The Key Employee shall be eligible to commence the 30-year pension benefit on the earlier of (1) the date upon which the Key Employee would have otherwise reached 30 years of continuous service with Cleveland-Cliffs and any Selected Affiliate but for his or her termination of employment after the Change of Control, or (2) the date upon which the sum of the Key Employee's years of continuous service (as computed in the first sentence of this subparagraph a.) and his or her Credited Years of Industry Service (as defined in Section 3.h. hereof) is equal to 30 years.

     b. The Key Employee shall be a "Participant" in the SRP, notwithstanding any limitations therein.

A copy of the SRP is attached to this Agreement as Exhibit A. The SRP is incorporated in all respects herein; provided, however, that the terms of this Agreement shall take precedence to the extent they are contrary to provisions contained in the SRP.

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7.   LIMITATION AND INDEMNIFICATION.

     a. Notwithstanding anything in this Plan to the contrary, the Company shall not be obligated to pay to any Key Employee any amount of money, or provide the Key Employee with any benefits, which are in excess of the then maximum amount which the Company can deduct for Federal income tax purposes.

     b. Without limiting the generality of paragraph a. of this Section 7, if any Key Employee is a "disqualified individual", as defined in Section 280G(c) of the Code, the present value of payments under this Plan made to the Key Employee shall not in the aggregate be greater than the excess, if any, of (1) 299% of the Key Employee's "base amount", as determined under Section 280G of the Code, or any successor provision thereto, over (2) the aggregate present value of all payments in the nature of compensation (other than the payments under this Agreement) to or for the Key Employee's benefit that are considered "contingent on a change" in ownership or control of the Company as determined under Section 280G(b)(2) of the Code, or any successor provision thereto. If the application of the preceding sentence should require a reduction in benefits, such reduction shall be implemented first, by reducing any non-cash benefits to the extent necessary, and second, by reducing any cash benefits to the extent necessary. In each case, the reductions shall be made starting with the latest payment or benefit. In no event, however, will any benefit be reduced to the extent such benefit is specifically excluded by
          Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment". Any decisions regarding the requirement or implementation of such reductions shall be made by Jones, Day, Reavis & Pogue or such other tax counsel selected by the Company's independent accountants and acceptable to the Executive.

     c. Unless otherwise prohibited by applicable law, if, notwithstanding the application of paragraph b. of this Section 7, an amount paid to the Key Employee under this Plan is subject to the excise tax imposed by
          Section 4999 of the Code, or any successor provision thereto, the Company shall pay to the Key Employee an additional amount in cash (the "Additional Payment") equal to the amount necessary to cause the aggregate remuneration received by the Key Employee under this Plan, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code or


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          any successor provision thereto) to be equal to the aggregate remuneration the Key Employee would have received, excluding such Additional Payment (net of all federal, state and local income taxes), as if Section 280G and 4999 (and any successors thereto) had not been enacted into law.

8. MITIGATION. A Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise.

9. TIMING OF SEPARATION PAY, ETC. Separation Pay and the Additional Payment are not included as earnings for the purpose of calculating benefits under any employee benefit plan of the Company. The Separation Pay and the Additional Payment shall not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Company. Separation Pay and the Additional Payment shall be paid in a lump sum on the date of termination or promptly thereafter. Upon the request of the Key Employee and at the option of the Company, Separation Pay may be paid in two equal installments with the first installment to be made at the time of termination, and the second installment to be made on the January 1st immediately after the date of termination. Separation Pay and the Additional Payment shall be net of any income, excise or employment taxes which are required to be withheld from such payment.

10. CONFIDENTIALITY AND COMPETITIVE ACTIVITY. Payment of the severance pay and benefits set forth in Sections 5 and 6 hereof to a Key Employee is conditioned upon the Key Employee agreeing in writing with the Company that:

     a. All trade secrets, customer lists, and other confidential business information are the exclusive property or the Company, and the Key Employee shall not at any time directly or indirectly reveal or cause to be revealed to any person or entity such trade secrets, customer lists and other confidential business information obtained as a result of the Key Employee's employment or relationship with the Company.

     b. For a period of twelve (12) months from and after any termination of employment following a Change of Control, the Key Employee shall not become an officer, director, joint venturer, employee, consultant, 5-percent or more shareholder (directly or indirectly) of, or promote or assist (financially or otherwise), any entity which competes in any business in which the Company or any of its affiliates are engaged as of the date of the Change of Control. For this purpose, business is defined as the iron and steel industry.
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11.  RELEASE. Payment of the severance pay and benefits set forth in Sections 5 and 6 hereof to a Key Employee is conditioned upon the Key Employee executing and delivering a release satisfactory to the Company releasing Cleveland-Cliffs and each Selected Affiliate from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he or she may have had on account of the termination of his or her employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which the Key Employee may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement (other than under the Pension Plan for Salaried Employees of Cleveland-Cliffs Inc or under any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended)), severance or other termination pay, and because, pursuant to
     Section 5.a, the Key Employee is entitled to lump sum payments of Incentive Pay and benefits under the SRP, under the SRP and under the incentive compensation plans and arrangements of the Company described in Section 3.d. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Plan, or rights of indemnification the Key Employee may have under Cleveland-Cliffs' Regulations or by contract or by statute.

12.  LEGAL FEES AND EXPENSES.

     a. It is the intent of the Company that no Key Employee be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Key Employee hereunder. Accordingly, if it should appear to the Key Employee that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Key Employee the benefits intended to be provided to the Key Employee hereunder, the Company irrevocably authorizes the Key Employee from time to time to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent the Key Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company in any jurisdiction.
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          Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Key Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Key Employee agree that a confidential relationship shall exist between the Key Employee and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Key Employee as a result of the Company's failure to perform under this Plan or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision hereof as aforesaid; or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision thereof.

     b. To ensure that the provisions of this Plan can be enforced by the Key Employee, a trust arrangement ("Trust No. 2") has been established between Ameritrust Company National Association, as Trustee ("Trustee"), and Cleveland-Cliffs. The Trust Agreement No. 2 ("Trust Agreement No. 2") dated October 28, 1987, as amended and/or restated, between the Trustee and Cleveland-Cliffs is attached as Exhibit B and shall be considered a part of this Plan and shall set forth the terms and conditions relating to payment under Trust Agreement No. 2 for attorneys' fees and related fees and expenses pursuant to Section 12.a. hereof owed by the Company. The Key Employee shall make demand on the Company for any payments due the Key Employee pursuant to
          Section 12.a. hereof prior to making demand therefor on the Trustee under Trust Agreement No. 2. Payments by such Trustee shall discharge the Company's liability under Section 12.a. hereof only to the extent that trust assets are used to satisfy such liability.

     c. Upon the earlier to occur of (1) a Change of Control or (2) a declaration by the Board of Directors of Cleveland-Cliffs that a Change of Control is imminent, Cleveland-Cliffs shall promptly to the extent it has not previously done so, and in any event within five (5) business days, transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 2 the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) less any principal in such Trust as of the date of such transfer. Any payments of attorneys' and related fees and expenses by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge the Company's obligation hereunder, it being the intent of Cleveland-Cliffs that assets in such




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          Trust be held as security for the Company's obligation under Section
          12.a. hereof. The Key Employee understands and acknowledges that the entire corpus of the Trust under Trust Agreement No. 2 will be $250,000 and that said amount will be available to discharge not only the obligations of the Company to the Key Employee under Section 12.a. hereof, but also similar obligations of the Company to other employees under similar provisions.

13. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Plan shall create any right or duty on the part of the Company or the Key Employee to have the Key Employee remain in the employment of the Company at any time prior to a Change of Control. The Key Employee is an employee at will, and following a Change of Control the Company may terminate him or her at any time for any reason if the Company pays the Severance Compensation provided for under Section 5 of this Plan.

14. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

15.  SUCCESSORS AND BINDING EFFECT.

     a. The Company shall require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of this Plan), to assume and agree to perform the obligations under this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

     b. The rights under this Plan shall inure to the benefit of and be enforceable by the Key Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

     c. The rights under this Plan are personal in nature and neither the Company nor any Key Employee shall, without the consent of the other, assign, transfer or delegate this Plan or any rights or obligations hereunder except as expressly provided in this Section 15. Without limiting the generality of the foregoing, a Key Employee's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 15, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     d. The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

     e. The Company and each Key Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and each Key Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations under this Plan.

16. GOVERNING LAW. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

17. VALIDITY. If any provision of this Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18. CAPTIONS. The captions in this Plan are for convenience of reference only and do not define, limit or describe the scope or intent of this Plan or any part hereof and shall not be considered in any construction hereof.

19.  ADMINISTRATION OF PLAN.

     a. In General. The Plan shall be administered by Cleveland-Cliffs, which shall be the named fiduciary under the Plan. Cleveland-Cliffs shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of Key Employees or other persons, to resolve questions or disputes arising under the plan and to make any determinations with respect to the benefits payable hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, Cleveland-Cliffs is hereby granted the authority (1) to determine whether a particular employee is a "Key Employee" under the Plan, and (2) to determine whether a particular Key Employee is eligible for Severance Compensation and other benefits under the Plan.

     b. Delegation of Duties. Cleveland-Cliffs may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Compensation and Additional Payments, to a named administrator or administrators.

     c. Regulations. Cleveland-Cliffs shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

     d. Claims Procedure. Cleveland-Cliffs shall determine the rights of any employee of the Company to any Severance Compensation or an Additional Payment hereunder. Any employee or former employee of the Company who believes that he or she is entitled to receive Severance Compensation or an Additional Payment under the Plan, including other than that initially determined by Cleveland-Cliffs, may file a claim in writing with the Cleveland-Cliffs' Chief Human Resources Officer. Cleveland-Cliffs shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of Cleveland-Cliffs' decision on his or her claim within such 90-day period, the claim shall be deemed to have been denied in full.

          A denial of a claim by Cleveland-Cliffs, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

          (1)  the specific reason or reasons for the denial;

          (2) specific reference to pertinent Plan provisions on which the denial is based;

     (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (4)  an explanation of the claim review procedure.

     A claimant whose claim is denied (or his or her duly authorized representative) may, within 30 days after receipt of denial of his or her claim, request a review of such denial by Cleveland-Cliffs by filing with the Secretary of Cleveland-Cliffs a written request for review of his or her claim. If the claimant does not file a request for review with Cleveland-Cliffs within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his or her claim. If a written request for review is so filed within such 30-day period, Cleveland-Cliffs shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his or her claim and to submit issues and comments in writing and, if he or she requests a hearing, to present his or her case in person at a hearing scheduled by Cleveland-Cliffs. Cleveland-Cliffs shall notify the claimant of its decision on review within 60 days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

e. Revocability of Action. Any action taken by Cleveland-Cliffs with respect to the rights or benefits under the Plan of any employee shall be revocable by Cleveland-Cliffs as to payments or distributions not yet made to such person, and acceptance of Severance Compensation or an Additional Payment under the Plan constitutes acceptance of and agreement to Cleveland-Cliffs making any appropriate adjustments in future payments or distributions to such person to offset any excess or underpayment previously made to him or her.

f. Execution of Receipt. Upon receipt of any Severance Compensation or an Additional Payment hereunder, Cleveland-Cliffs reserves the right to require any Key Employee to execute a receipt evidencing the amount and payment of such Severance Compensation and/or Additional Payment.

 8266Q



                         Exhibits Intentionally Omitted